As filed with the Securities and Exchange Commission on December 7, 2011

Registration No. 333-176613

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SANCHEZ ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1311	45-3090102
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1111 Bagby Street

Suite 1600

Houston, Texas 77002

(713) 783-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Antonio R. Sanchez, III

1111 Bagby Street

Suite 1600

Houston, Texas 77002

(713) 783-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Elder	Robert G. Reedy
Patrick J. Hurley	E. James Cowen
Akin Gump Strauss Hauer & Feld LLP	Porter Hedges LLP
1111 Louisiana Street, 44th Floor	1000 Main Street, 36th Floor
Houston, Texas 77002	Houston, Texas 77002
(713) 220-5881	(713) 226-6674

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	11,500,000	$26.00	$299,000,000.00	$34,490.40

(1)	Includes 1,500,000 shares of common stock which may be issued on exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(3)	The registration fee is equal to the sum of (a) the product of (i) the proposed maximum aggregate offering price of $150,000,000, as previously proposed on the initial filing of this Registration Statement on September 1, 2011 and (ii) the then-current statutory rate of $116.10 per $1,000,000 (previously paid), (b) the product of (i) the marginal increase of $137,500,000 in the proposed maximum aggregate offering price, as previously proposed on Amendment No. 3 to the Registration Statement filed on November 25, 2011 and (ii) the current statutory rate of $114.60 per $1,000,000 (previously paid) and (c) the product of (i) the marginal increase of $11,500,000 in the proposed maximum aggregate offering price hereunder and (ii) the current statutory rate of $114.60 per $1,000,000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 5 is being filed for the purpose of updating Exhibit 10.3 to the Registration Statement (Commission File No. 333-176613). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 14, 15 or 17 of Part II of the Registration Statement.

Part II

Information required in the registration statement

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee and the FINRA filing fee, the amounts set forth below are estimates.

SEC registration fee	$34,490
FINRA filing fee	29,900
Printing and engraving expenses	225,000
Legal counsel fees and expenses	1,500,000
Accounting fees and expenses	400,000
Transfer agent and registrar fees	31,000
NYSE listing fee	156,000
Miscellaneous	623,610

Total	$3,000,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sanchez Energy Corporation, or the Company, is incorporated in Delaware. Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.

The Company’s certificate of incorporation limits the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

The Company’s certificate of incorporation and bylaws also provide that it will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company’s certificate of incorporation and bylaws also permit it to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as its officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. The Company intends to enter into indemnification agreements with each of its current and future directors and officers. These agreements will require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that the limitation of liability provision in its certificate of incorporation and the indemnification agreements will facilitate its ability to continue to attract and retain qualified individuals to serve as directors and officers.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

In connection with its formation in August 2011, the Company issued 1,000 shares of its common stock to Sanchez Energy Partners I, LP in exchange for consideration of $10.00. The issuance of these shares was exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, pursuant to Section 4(2) of the Securities Act.

ITEM 16.	EXHIBITS.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
(1.1)	—	Form of Underwriting Agreement

(2.1)	—	Form of Contribution, Conveyance and Assumption Agreement

(2.2)+	—	Contribution Agreement between Sanchez Energy Corporation and Ross Exploration, Inc., dated November 8, 2011

(3.1)	—	Form of Amended and Restated Certificate of Incorporation of Sanchez Energy Corporation

(3.2)	—	Form of Amended and Restated Bylaws of Sanchez Energy Corporation

(4.1)	—	Form of Common Stock Certificate

(5.1)	—	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities being registered

(10.1)	—	Form of Services Agreement by and between Sanchez Oil & Gas Corporation and Sanchez Energy Corporation

(10.2)	—	Form of Geophysical Seismic Data Use License Agreement by and among Sanchez Oil & Gas Corporation, Sanchez Energy Corporation and its subsidiaries

10.3†	—	Sanchez Energy Corporation 2011 Long Term Incentive Plan

(10.4)	—	Form of Registration Rights Agreement between Sanchez Energy Corporation and Sanchez Energy Partners I, LP

(10.5)	—	Form of Indemnification Agreement between Sanchez Energy Corporation and each of the officers and directors thereof

(21.1)	—	List of Subsidiaries of Sanchez Energy Corporation

(23.1)	—	Consent of BDO USA, LLP

(23.2)	—	Consent of Ryder Scott Company, L.P.

(23.3)	—	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 5.1)

(23.4)	—	Consent of Gilbert A. Garcia, as director nominee

(99.1)	—	Ryder Scott Company, L.P. Summaries of December 31, 2010 and June 30, 2011 Reserves

*	To be provided by amendment.

†	Management contract or compensatory plan or arrangement.

( )	Previously filed with this registration statement

+	The schedules and exhibits to this agreement have been omitted for this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules and exhibits to the Securities and Exchange Commission upon request.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 7, 2011.

Sanchez Energy Corporation

By:	/S/ ANTONIO R. SANCHEZ, III
Antonio R. Sanchez, III
President, Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates presented.

Signature	Title	Date
/S/ ANTONIO R. SANCHEZ, III Antonio R. Sanchez, III	Director, President, Chief Executive Officer and Chairman (Principal Executive Officer)	December 7, 2011

/S/ MICHAEL G. LONG Michael G. Long	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	December 7, 2011

Exhibit Number	Description
(1.1)	—	Form of Underwriting Agreement

(2.1)	—	Form of Contribution, Conveyance and Assumption Agreement

(2.2)+	—	Contribution Agreement between Sanchez Energy Corporation and Ross Exploration, Inc., dated November 8, 2011

(3.1)	—	Form of Amended and Restated Certificate of Incorporation of Sanchez Energy Corporation

(3.2)	—	Form of Amended and Restated Bylaws of Sanchez Energy Corporation

(4.1)	—	Form of Common Stock Certificate

(5.1)	—	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities being registered

(10.1)	—	Form of Services Agreement by and between Sanchez Oil & Gas Corporation and Sanchez Energy Corporation

(10.2)	—	Form of Geophysical Seismic Data Use License Agreement by and among Sanchez Oil & Gas Corporation, Sanchez Energy Corporation and its subsidiaries

10.3†	—	Sanchez Energy Corporation 2011 Long Term Incentive Plan

(10.4)	—	Form of Registration Rights Agreement between Sanchez Energy Corporation and Sanchez Energy Partners I, LP

(10.5)	—	Form of Indemnification Agreement between Sanchez Energy Corporation and each of the officers and directors thereof

(21.1)	—	List of Subsidiaries of Sanchez Energy Corporation

(23.1)	—	Consent of BDO USA, LLP

(23.2)	—	Consent of Ryder Scott Company, L.P.

(23.3)	—	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 5.1)

(23.4)	—	Consent of Gilbert A. Garcia, as director nominee

(99.1)	—	Ryder Scott Company, L.P. Summaries of December 31, 2010 and June 30, 2011 Reserves

*	To be provided by amendment.

†	Management contract or compensatory plan or arrangement.

( )	Previously filed with this registration statement

+	The schedules and exhibits to this agreement have been omitted for this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules and exhibits to the Securities and Exchange Commission upon request.